Exhibit 4.211

DOLLAR THRIFTY AUTOMOTIVE GROUP, INC.

5330 E. 31st Street

Tulsa, Oklahoma 74135

Ambac Assurance Corporation

One State Street Plaza

New York, NY 10004

Attention: General Counsel

Financial Guaranty Insurance Company

125 Park Avenue

New York, NY 10017

Attention: General Counsel

Re:	MCAA Amendment No. 1

June 2, 2009

Ladies and Gentlemen:

Reference is made in this letter agreement (this “Agreement”) to (i) that certain Insurance Agreement (the “Ambac Insurance Agreement”, dated as of March 28, 2006, by and among Rental Car Finance Corp. (“RCFC”), Ambac Assurance Corporation (“Ambac”) and Deutsche Bank Trust Company Americas (the “Trustee”); (ii) that certain Insurance Agreement (the “FGIC Insurance Agreement”, and together with the Ambac Insurance Agreement, the “Insurance Agreements”), dated May 23, 2007, between Financial Guaranty Insurance Company (“FGIC”) and RCFC; and (iii) that certain Amendment No. 1 to Second Amended and Restated Master Collateral Agency Agreement, dated as of the date hereof (the “MCAA Amendment”, and the Amended and Restated Master Collateral Agency Agreement as so amended, the “MCAA”), among Dollar Thrifty Automotive Group, Inc. (“DTAG”), DTG Operations, Inc. (“DTG Operations”), RCFC, various Financing Sources party thereto, various Beneficiaries party thereto, and the Trustee in its capacity as Trustee and as Master Collateral Agent. Unless otherwise defined herein, terms used in this Agreement are used as defined in the Ambac Insurance Agreement or the FGIC Insurance Agreement, as applicable). In consideration for the execution by Ambac and FGIC of the MCAA Amendment, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, but without limiting any rights arising pursuant to the Insurance Agreements, each of DTAG, Ambac and FGIC hereby agrees as follows:

(a) If an Insurer Related Amortization Event (as defined in the MCAA) has not occurred with respect to the Series 2005-1 Notes, without limiting any other condition for such redesignation, DTAG shall not, on or after June 2, 2009 and until the occurrence of such an Insurer Related Amortization Event, redesignate Master Collateral Vehicles pursuant to Section 2.3 of the MCAA with an aggregate Net Book Value in excess of

$200,000,000 in the aggregate with respect to moving Master Collateral Vehicles from Group III Collateral to Group IV Collateral, unless otherwise agreed by Ambac and FGIC in writing, provided that if an Insurer Related Amortization Event shall have occurred with respect to either the Series 2006-1 or Series 2007-1 Notes, the Insurer for the series in which no such event shall have occurred will have the sole right to provide such agreement and (b) if an Insurer Related Amortization Event shall have occurred and be continuing with respect to the Series 2005-1 Notes, without limiting any other condition for such redesignation, DTAG shall not redesignate Master Collateral Vehicles pursuant to Section 2.3 of the MCAA with respect to moving Master Collateral Vehicles from Group III Collateral to Group IV Collateral to the extent that during any calendar month beginning with the month during which such Insurer Related Amortization Event occurs, and continuing thereafter until November 30, 2009 (the “End Month”), the aggregate Net Book Value of the Vehicles subject to such redesignation during the applicable month shall exceed $30,000,000 (or with respect to the month during which such Insurer Related Amortization Event shall have occurred, such greater amount as shall have been subject to redesignation during such month on or prior to the occurrence of such Insurer Related Amortization Event); provided, however, that the current End Month shall be automatically extended one month at a time to the last day of the next succeeding month unless either Ambac or FGIC shall notify RCFC in writing within five days prior to the last day of the current End Month that such automatic extensions shall cease; provided further that if an Insurer Related Amortization Event shall have occurred with respect to both the Series 2006-1 Notes and the Series 2007-1 Notes the limitation on the redesignation of Vehicles set forth in this paragraph shall terminate.

THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF NEW YORK, AND FOR ALL PURPOSES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF SAID STATE.

This Agreement may be executed in counterparts and by separate parties hereto on separate counterparts, each of which shall constitute an original but all of which together shall constitute one and the same instrument.

[Signature pages follow.]

2

Very truly yours,

DOLLAR THRIFTY AUTOMOTIVE GROUP, INC.

By:________________________________________

Name:

Title:

Acknowledged and agreed to:

AMBAC ASSURANCE CORPORATION

By:_________________________________

Name:

Title:

FINANCIAL GUARANTY INSURANCE COMPANY

By:_________________________________

Name:

Title: